Exhibit 99.1

               STILLWATER MINING ANNOUNCES RESIGNATION OF DIRECTOR

     BILLINGS, Mont., Aug. 1 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) announced today the resignation of Jack E. Thompson from the Company's Board of Directors, effective July 26, 2006.

     Commenting on his resignation, Jack E. Thompson said, "For personal reasons, I have reluctantly concluded to resign from the Stillwater Board. I have enjoyed my tenure on the Board and wish my fellow Board members and Management continued success in the future."

     Commenting on the resignation, Stillwater Chairman and Chief Executive Officer, Francis McAllister said, "The Board of Directors and I want to acknowledge and express our appreciation for Jack's many contributions during his tenure on the Company's Board of Directors. Jack has been an active, hands-on director who has dedicated substantial time and effort to the Company. Jack's experience and knowledge of the mining industry have been of great value to us throughout his three years of service on the Board. We will miss him and wish him the best in his future endeavors."

     Mr. Thompson was a nominee of Norimet Limited, the Company's majority stockholder and a subsidiary of MMC Norilsk Nickel. Under its Stockholders Agreement with the Company, Norimet is entitled to nominate Mr. Thompson's replacement, subject to approval by the Company's nominating committee.

     Further information regarding Mr. Thompson's resignation is included in the Current Report on Form 8-K filed with the SEC today.

     Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

SOURCE  Stillwater Mining Company
     -0-                             08/01/2006
     /CONTACT: Gregory A. Wing, Chief Financial Officer of Stillwater Mining Company, +1-406-373-8724/
     /FCMN Contact: dmccurtain@stillwatermining.com /
     /Web site:  http://www.stillwatermining.com /
     (SWC)